Exhibit 99.1

Continental Resources Plans to Report Strong Production Growth For Third Quarter of 2011

Company Completes 45 Gross Bakken Wells in Third Quarter, Up From 34 in 2Q 2011

Over 90 Percent of Operated Oil Production Now Sold at a Premium in Markets Other Than Cushing, OK

ENID, Okla., Oct. 7, 2011 /PRNewswire/ — Continental Resources, Inc. (NYSE: CLR) announced today that strong third quarter production has positioned the Company to achieve the upper end of its growth guidance of 39 percent for 2011.

“We estimate that we exited the third quarter averaging production of 70,000 barrels of oil equivalent per day (Boepd) in September,” said Harold Hamm, Chairman and Chief Executive Officer. “The estimated September exit rate of 70,000 Boepd is 27 percent higher than the exit rate of 55,110 Boepd for June 2011.”

He noted that the Company completed 45 gross operated wells in the Bakken oil field of North Dakota and Montana in the third quarter ended September 30, 2011, compared with 34 gross operated wells in the second quarter. Abnormal rainfall and flooding in North Dakota slowed industry operations in May and June.

As of September 30, 2011, the Company had an additional 49 Bakken wells in the completion (fracture-stimulation) phase, including 24 drilled and awaiting completion; and 25 others that had been fracture-stimulated and were being readied to produce. The Company expects to reduce this backlog in the fourth quarter.

“We significantly accelerated production growth in the third quarter, especially in the North Dakota Bakken,” Mr. Hamm said. “At this point we are focused on improving operating efficiencies and getting additional gathering systems in place so we can minimize truck traffic, deliver more of our natural gas to market, and deliver our oil production more efficiently.” In the next two months, additional gas processing plants are expected to be completed and put into service. The Company is also evaluating the use of portable gas turbine generators that would consume excess gas and produce electricity.

Continental is the most active operator in the Bakken, with 24 operated drilling rigs and five dedicated fracture-stimulation crews active in the Bakken play.

Among notable third quarter Company-operated wells in North Dakota was the Hawkinson-Whitman ECO-Pad® project in Dunn County, which tested at a total 7,214 Boepd (1,804 Boepd per well for four wells) in the wells’ initial test periods. This was the Company’s strongest ECO-Pad results to date, and included (with initial one-day test period gross production results):

•	Whitman 2-34H (41% WI) – 2,888 Boepd;

•	Hawkinson 3-27H (41% WI) – 1,910 Boepd;

•	Hawkinson 2-27H (41% WI) – 1,694 Boepd;

•	Whitman 3-34H (41% WI) – 722 Boepd.

The Whitman 3-34H was completed with a short lateral and has not yet been hydraulic fracture-stimulated, due to its high natural production rate.

During the third quarter, the Company also completed the Lawrence-Omar ECO-Pad project in Williams County. This project (Lawrence 2-13H and 3-13H and the Omar 3-12H and 4-12H) tested at a total 4,517 Boepd (1,129 Boepd per well) gross production in the wells’ initial test periods.

Another ECO-Pad project completed in the quarter was the McCoy-Myrtle ECO-Pad project in Williams County. This project (McCoy 2-18H and 3-18H and the Myrtle 3-7H and 4-7H) tested at a total 4,300 Boepd (1,075 Boepd per well) gross production in the wells’ initial test periods.

Other notable Company-operated wells in North Dakota (with initial one-day test period gross production results) in the third quarter included:

•	Colter 2-14H (42% WI) in Dunn Co. – 1,844 Boepd;

•	Debrecen 1-3H (39% WI) in Stark Co. – 1,693 Boepd;

•	Calhoun 1-3H (28% WI) in McKenzie Co. – 1,519 Boepd;

•	Rutledge 1-32H (46% WI) in Dunn Co. – 1,425 Boepd;

•	Fuller 1-2H (60% WI) in Dunn Co. – 1,401 Boepd;

•	Lawrence 2-13H (52% WI) in Williams Co. – 1,352 Boepd;

•	Rennerfeldt 1-30H (67% WI) in Williams Co. – 1,346 Boepd;

•	Inga 2-12H (42% WI) in McKenzie Co. – 1,300 Boepd;

•	Lawrence 3-13H (52% WI) in Williams Co. – 1,296 Boepd;

•	Sivertson 1-9H (43% WI) in McKenzie Co. – 1,286 Boepd;

•	McCoy 2-18H (49% WI) in Williams Co. – 1,249 Boepd;

•	Kuhn 1-12H (89% WI) in McKenzie Co. – 1,236 Boepd.

Continental recently completed two leasehold acquisitions totaling 22,600 net acres in the Bakken. The acquired acreage is located within prime areas on and west of the Nesson Anticline in North Dakota. A majority of the newly acquired acreage is held by production.

Anadarko Woodford

Among notable third quarter Company-operated wells in the Anadarko Woodford play of Oklahoma, including initial one-day test period gross production results, were:

•	Peters 1-3H (60% WI) in Blaine Co. – 5.1 MMcfpd and 51 Bopd;

•	Kenneth 1-17H (60% WI) in Blaine Co. – 4.3 MMcfpd and 149 Bopd;

•	Justice 1-15H (59% WI) in Blaine Co. – 4.9 MMcfpd and 15 Bopd;

•	Lou 1-16H (81% WI) in Grady Co. – 3.5 MMcfpd and 224 Bopd;

•	Saratoga 1-25H (83% WI) in Dewey Co. – 4.1 MMcfpd and 110 Bopd;

•	Cromwell 1-1H (97% WI) in Custer Co. – 4.5 MMcfpd and 34 Bopd;

•	Dobbins 1-36H (77% WI) in Dewey Co. – 4.3 MMcfpd and 62 Bopd;

•	Petty 1-17H (100% WI) in Blaine Co. – 2.1 MMcfpd and 386 Bopd.

The State of Oklahoma approved Continental’s application to drill the first multi-unit well under the new statute in Oklahoma, targeting the Anadarko Woodford formation. The Company plans to spud the long-lateral Toms 1-21XH (82% WI) in Blaine County in November 2011. Multi-unit orders provide for the development of two or more 640-acre pooled units with one well bore.

Oil Delivered to Premium Markets

Continental is selling almost all of its oil at markets other than Cushing, OK.

“More than 90 percent of our operated production is priced, apart from transportation costs, at a premium to West Texas Intermediate. WTI is an increasingly unrealiable reflection of the realized value of Bakken oil due to the chronic oversupply at Cushing,” Mr. Hamm said. The majority of Continental’s oil is sold for delivery by pipeline to Clearbrook, MN or Guernsey, WY, or delivered by railroad to various points including St. James, LA.

During the third quarter of 2011, Continental had 3.1 million barrels of oil production covered by derivative instruments, with fixed price swaps averaging $85.64 per barrel and collars in a weighted average range of $79.39 to $91.27. The Company expects to recognize a pre-tax unrealized gain on mark-to-market derivative instruments of more than $500 million for the quarter.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations in the Lower 48 United States. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, changes in estimates of projected crude oil and natural gas recoveries from certain fields, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources, changes in regulatory constraints, and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACTS: Continental Resources, Inc.
Investors	Media
Warren Henry, VP Investor Relations	Kristin Miskovsky, VP Public Relations
580-548-5127	405-234-9480
warrenhenry@contres.com	kristinmiskovsky@contres.com